SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                                 MediaBay, Inc.
                                (Name of Issuer)

                                 [Common Stock]
                         (Title of Class of Securities)

                                    58446J207

                                 (CUSIP Number)

                                December 31, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
                             Schedule 13G is filed:
                              [ ]  Rule 13d-1(b)
                              [X]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         Continued on following pages
                           (Page 1 of 13 Pages)
                           Exhibit List: Page 12

CUSIP No. 58446J207                  13G/A                Page 2 of 13 Pages

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     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE STRATEGIC FINANCE ASSOCIATES, LLC

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        ANGUILLA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        389,257
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                        0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        389,257
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        389,257
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                        [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                        3.73%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                     OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 58446J207                  13G/A                Page 3 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE STRATEGIC FINANCE PARTNERS, LTD.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                    CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                        0
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY                                600,023
EACH           ______________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH                             0
               --------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER
                                        600,023
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        600,023
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                        [--]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)
                                        5.75%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                        CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 58446J207                  13G/A                Page 4 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ASSET MANAGEMENT, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        989,280
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                        0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        989,280
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNEDBY EACH REPORTING PERSON
                                        989,280
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES**
                                        [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                        9.48%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                        PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 58446J207                  13G/A                Page 5 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                         SATELLITE FUND MANAGEMENT, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                        989,280
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                        0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                        989,280
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        989,280
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES**
                                        [  ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        9.48%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                        OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 58446J207                  13G/A                Page 6 of 13 Pages

----------------------------------------------------------------------------
Item 1(a).     NAME OF ISSUER:

               MediaBay, Inc.(the "Issuer").

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2 Ridgedale Avenue, Cedar Knolls, NJ  07927

Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:
  (i)   Satellite Finance Associates, LLC ("Satellite Finance Associates");
  (ii)  Satellite Strategic Finance Partners,Ltd. ("Satellite Finance
        Partners");
  (iii) Satellite Asset Management, L.P. ("Satellite Asset Management"); and
  (iv)  Satellite Fund Management, LLC ("Satellite Fund Management ").

      This statement relates to Shares (as defined herein) held by Satellite Finance Partners and Satellite Finance Associates (together, the "Satellite Finance Funds") over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management has four members that make investment decisions on behalf of the Satellite Finance Funds, and investment decisions made by such members, when necessary, are made through approval of a majority of such members.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 20th Floor, New York, NY 10022.

Item 2(c).     CITIZENSHIP:

   1) Satellite Finance Associates is an Anguillan limited liability company;

   2) Satellite Finance Partners is a Cayman Islands Corporation;

   3) Satellite Asset Management is a Delaware limited partnership; and

   4) Satellite Fund Management is a Delaware limited liability company.

Item 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock, $.01 par value per share (the "Shares")

CUSIP No. 58446J207                  13G/A                Page 7 of 13 Pages

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Item 2(e).  CUSIP NUMBER:

            58446J207

Item     3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or 13d-2(b)or
         (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)   [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the
                      Act,

          (d)   [ ]   Investment Company registered under Section 8 of the
                      Investment Company Act of 1940,

          (e)   [ ]   Investment Adviser in accordance with Rule 13d-1
                       (b)(1)(ii)(E),

          (f)   [ ]   Employee Benefit Plan or Endowment Fund in accordance
                      with 13d-1 (b)(1)(ii)(F),

          (g)   [ ]   Parent Holding Company or control person in accordance
                      with Rule 13d-1 (b)(1)(ii)(G),

          (h)   [ ]   Savings Association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act,

          (i)   [ ]   Church Plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [X]

CUSIP No. 58446J207                  13G/A                Page 8 of 13 Pages

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Item 4.   OWNERSHIP.

      The percentages used herein and in the rest of Item 4 are calculated based upon the 10,439,284 shares of Common Stock issued and outstanding as of November 10, 2005 as reported in the Issuer's Form 10-Q filed on November 14, 2005.

NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         Satellite Strategic Finance Associates, LLC
         --------------------------------------------
         (a)    Amount beneficially owned: 389,257

         (b)    Percent of class: 3.73%

         (c)    Number of shares as to which the person has:

            (i)      Sole power to vote or direct the vote                    0
            (ii)     Shared power to vote or to direct the vote         389,257
            (iii)    Sole power to dispose or to direct the
                     disposition of                                           0
            (iv)     Shared power to dispose or to direct the
                     disposition of                                     389,257


         Satellite Strategic Finance Partners, Ltd.
         ------------------------------------------
         (a)    Amount beneficially owned: 600,023

         (b)    Percent of class: 5.75%

         (c)    Number of shares as to which the person has:

            (i)      Sole power to vote or direct the vote                    0
            (ii)     Shared power to vote or to direct the vote         600,023
            (iii)    Sole power to dispose or to direct the
                     disposition of                                           0
            (iv)     Shared power to dispose or to direct the
                     disposition of                                     600,023

         Satellite Asset Management, L.P.
         ---------------------------------
         (a)    Amount beneficially owned: 989,280

         (b)    Percent of class: 9.48%

         (c)    Number of shares as to which the person has:

            (i)      Sole power to vote or direct the vote                    0
            (ii)     Shared power to vote or to direct the vote         989,280
            (iii)    Sole power to dispose or to direct the
                     disposition of                                           0
            (iv)     Shared power to dispose or to direct the
                     disposition of                                     989,280


         Satellite Fund Management, LLC
         --------------------------
         (a)    Amount beneficially owned: 989,280

         (b)    Percent of class: 9.48%

         (c)     Number of shares as to which the person has:

            (i)      Sole power to vote or direct the vote                    0
            (ii)     Shared power to vote or to direct the vote         989,280
            (iii)    Sole power to dispose or to direct the
                     disposition of                                           0
            (iv)     Shared power to dispose or to direct the
                     disposition of                                     989,280


            Satellite Asset Management and Satellite Fund Management expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

CUSIP No. 58446J207                  13G/A                Page 10 of 13 Pages

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Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THEREPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES CHECK THE FOLLOWING [ ]

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Satellite Asset Management has the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of SSFA and SSFP.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable

Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.

Item 10.    CERTIFICATION.

             Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          Satellite Asset Management is the investment manager to each of the Satellite Finance Funds and exercises investment discretion over each of the Satellite Finance Fund's portfolios. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management has four members that make investment decisions on behalf of the Satellite Finance Funds, and investment decisions made by such members, when necessary, are made through the approval of a majority of such members.

CUSIP No. 58446J207                  13G/A                Page 11 of 13 Pages

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                                         SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2006          SATELLITE STRATEGIC FINANCE ASSOCIATES, LLC

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager


                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006           SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 14, 2006           SATELLITE FUND MANAGEMENT, LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 58446J207                  13G/A                Page 12 of 13 Pages

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                                    EXHIBIT A

                             JOINT FILING AGREEMENT


            The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of MediaBay, Inc., dates as of February 14, 2006, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.


DATED:  February 14, 2006          SATELLITE STRATEGIC FINANCE ASSOCIATES, LLC

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager


                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006           SATELLITE ASSET MANAGEMENT, L.P.

                                    By:  Satellite Fund Management, LLC,
                                         as General Partner

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel

CUSIP No. 58446J207                  13G/A                Page 13 of 13 Pages

-----------------------------------------------------------------------------

DATED:  February 14, 2006           SATELLITE FUND MANAGEMENT, LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact